EXHIBIT 10.2

CONSULTING AGREEMENT

THIS AGREEMENT is made as of this 1st day of June, 2011.

BETWEEN:

CORVUS GOLD INC., a body corporate having an office at #2300-1177 West Hastings Street, Vancouver, BC V6E 2K3

(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND:

BLUE PEGASUS CONSULTING INC., of 824 Gauthier Avenue, Coquitlam, BC V3K 1R9

(hereinafter referred to as the “Consultant”)

OF THE SECOND PART

AND:

PEGGY WU

(hereinafter referred to as the “Principal”)

OF THE THIRD PART

WHEREAS the Company carries on a mineral exploration and development business in Canada and the United States;

AND WHEREAS the Company wishes to retain the services of the Consultant, in the capacity of Chief Financial Officer, to assist in the furtherance of the business;

AND WHEREAS the Company and the Consultant have agreed that the consulting relationship will be governed by the terms and conditions of this Consulting Agreement;

AND WHEREAS the Principal is the beneficial owner, director and employee of the Consultant and will be providing such services on behalf of the Consultant.

NOW THEREFORE for and in consideration of the provision of services by the Consultant to the Company and for the Base Fees and Payments to the Consultant hereunder, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Consultant and the Company, the parties have executed this Agreement to indicate their agreement to the terms and conditions of the consulting services as set out below.

1.	Definitions

1.1.	“Agreement” means this Consulting Agreement along with the Schedules referred to herein, as may be supplemented and amended pursuant to the provisions hereof;

1.2.	“Base Fees” means the base fees amount set forth on Schedule “B” hereto, as such may be amended from time to time;

1.3.	“Board” means the Board of Directors of the Company;

1.4.	“Business” means being engaged in mineral exploration and development business in Canada and the United States; and

1.5.	“Payments” means all other payments or reimbursements to be made to the Consultant other than the Base Fees, as set forth on Schedule “B” hereto, as such may be amended from time to time.

2.	Term of Consulting Service

2.1.	The term of the Consultant's consulting with the Company shall begin on the date hereof and shall thereafter be month to month until terminated pursuant to Section 9.1 hereof.

3.	Position of Consulting Service

3.1.	Consultant's position and duties to the Company are set forth in Schedule “A” to this Agreement (the “Services”). It is understood and agreed between the Consultant and the Company that the Services of the Consultant may be changed at any time by the Company and the Consultant executing a revised Schedule “A”, and attaching it to the copy of this Agreement, and this will in no way affect any of the other terms and conditions of this Agreement which will continue in full force and effect.

4.	Consulting Fees

4.1.	Consultant's Base Fee and Payments are as set out in Schedule “B” to this Agreement. The Company and Consultant agree that the amount and scope of the Base Fees and Payments may be amended from time to time with the consent and agreement of both the Company and Consultant by executing a revised Schedule “B” and attaching it to this Agreement, and this will in no way affect any of the other terms and conditions of this Agreement which will continue in full force and effect.

5.	Indemnification

5.1.	Consultant will indemnify, defend and hold the Company and/or its subsidiaries, affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any allegation or claim based on, or any damage, loss, and expense and any other liability (including reasonable legal fees incurred on such claims and in proving the right to indemnification) (collectively “Claims”) arising from any act or omission by Consultant or Principal, including without limitation any breach of this Agreement or allegation or Claim of negligence, strict liability or misconduct. However, the foregoing does not apply to the extent such Claim results solely from the Company’s negligence, wilful misconduct or express direction to Consultant. The duty to defend is independent of its duty to indemnify. Consultant’s obligations under this section are independent of all its other obligations under this Agreement. Consultant will use counsel reasonably satisfactory to Company to defend each Claim, and the Company will cooperate (at Consultant’s expense) with Consultant in the defence. Consultant will not consent to the entry of any judgment or enter into any settlement without the Company’s prior written consent, which may not be unreasonably withheld.

5.2.	The Company will indemnify, defend and hold Consultant and Principal harmless from and against any Claim arising from the performance by Consultant of the Services in good faith acting reasonably. However, the foregoing does not apply to the extent such Claim results from Consultant’s negligence, wilful misconduct, unlawful conduct or failure to comply with this Agreement or direction of the Company. The Company’s duty to defend is independent of its duty to indemnify. The Company’s obligations under this section are independent of all its other obligations under this Agreement. The Company will use counsel reasonably satisfactory to Consultant to defend each Claim, and Consultant will cooperate (at the Company’s expense) with the Company in the defence. The Company will not consent to the entry of any judgment or enter into any settlement without Consultant’s prior written consent, which may not be unreasonably withheld.

5.3.	The foregoing indemnity provisions shall survive the termination of this Agreement and the termination of the Consultant’s term with the Company.

6.	General Obligations of Consultant to the Company

6.1.	The Consultant shall serve the Company diligently, faithfully and to the best of the Consultant’s ability and throughout the term of the Consultant's term with the Company.

6.2.	The Consultant shall adhere to the policies and procedures adopted by the Company from time to time, the laws, regulations, policies and industry standards of all applicable governmental and regulatory agencies, stock exchanges and security commissions. The Consultant shall obey and carry out all lawful orders and directions given to the Consultant by the Company.

6.3.	The Consultant acknowledges and agrees that he will take all necessary steps to protect and maintain the required level of security and privacy over the personal information of the Consultants, consultants, or customers of the Company obtained in the course of the Consultant’s term with the Company. The Consultant shall at all times comply, and shall assist the Company to comply, with all privacy laws as may be applicable to the Company and its operations.

7.	Confidentiality Obligations of the Consultant

7.1.	The Consultant acknowledges and agrees that as a senior manager, the Consultant holds a position of trust and confidence with the Company, and acts as a fiduciary of the Company. It is a condition of the Consultant’s consulting with the Company that they maintain, in the strictest of confidence, all confidential and proprietary information respecting the business and affairs of the Company, its business partners, service providers and customers. Therefore, except as reasonably necessary to perform the Services, Consultant and Principal agree not to use or divulge, furnish or make accessible to any person any information relating to the Business of the Company of a confidential or proprietary nature including, without limitation, information about Company mineral properties or properties the Company or its affiliates are considering acquiring an interest in, such as surveys and assay results, and financial information of the Company (collectively “Confidential Information”). Upon termination of this Agreement, Consultant and Principal agree to (a) return to the Company all originals and copies of Confidential Information which exist in written or other physical form, and all property of any kind that belongs to the Company, that is in Consultant’s possession or under Consultant’s control, and (b) delete any Confidential Information from any personal electronic devices.

8.	Conflict of Interest

8.1.	The Consultant shall not, without the written consent of the Company, during the term of this Agreement, either as a principal or agent, partner, or shareholder, or as a director, officer, manager or Consultant of a corporation or otherwise, carry on, or be engaged or concerned or interested in any business which is in competition to any business conducted by the Company or any affiliated or subsidiary company of the Company. For greater certainty, any entity which holds or is seeking to acquire an interest in a mineral property located in whole or in part within 50 kilometres of the perimeter of any mineral property owned by the Company or in which the Company has an interest or property in which the Company is seeking or considering to acquire ownership or an interest shall be deemed a competitor of the Company. Notwithstanding the provisions of this Section 9.1, nothing set out in this Section 9.1 shall prevent the Consultant from being a shareholder only, holding not more than 10% of the outstanding shares of any company or corporation carrying on such a business and whose shares are listed on a recognized stock exchange in the United States of America or Canada.

8.2.	The Consultant shall conduct itself at all times so as to avoid an actual or potential conflict of interest. The Consultant shall immediately disclose to the Board any real or potential conflict of interest. The Board shall be the sole and absolute arbiter of whether a conflict of interest exists, which decision is final, and the Consultant hereby agrees to accept the decision of the Board in respect of all conflicts of interest, and to at all times conduct itself in accordance with the decision of the Board on a conflict. Until such time as the Board has determines whether an actual or potential conflict of interest exists, the Consultant shall recuse itself from taking any action or step in respect of which the conflict has been raised so as not to injure the business or reputation of the Company.

9.	Termination

9.1.	Either party may terminate this contract without cause, by providing thirty (30) days advance written notice to the other party. The Company may terminate this Agreement immediately for good cause without advance written notice. Good cause shall include, but not be limited to, any material breach of this Agreement or material misconduct or negligence in the performance of the Services. Upon termination, without good cause, the Consultant will be entitled to payment for all Base Fees and Payments earned or incurred during the term of this Agreement, but shall not thereafter be entitled to any Base Fees or Payments.

10.	Non-Solicitation

10.1.	The Consultant agrees that for a period of twelve (12) months following the termination of this Agreement for any cause or reason, its expiry or non-renewal, the Consultant shall not, either directly or indirectly, solicit, divert, entice or take away any of the business partners, customers, service providers or investors of the Company with respect to any of the business prospects, developments, or assets of the Company.

10.2.	The Consultant agrees that for a period of twelve (12) months following the termination, of this Agreement for any cause or reason, its expiry or non-renewal, the Consultant shall not, either directly or indirectly, on the Consultant’s own behalf or on behalf of another solicit, divert, entice, hire, retain, employ or take away any employee or contractor of the Company, whether with or without compensation.

10.3.	The Consultant acknowledges and agrees that in consideration of the obligations of the Company under this Agreement, the time limitations and restrictions in Sections 10.1 and 10.2 are reasonable and properly required for the adequate protection of the Business and the Confidential Information of the Company, and having regard to the Services, and that such limitations will not affect the Consultant’s ability to obtain reasonable consulting opportunities following the termination of this Agreement for any cause or reason.

10.4.	In the event of any alleged breach of this Section of the Agreement by the Consultant, the Company shall be entitled, if it so elects, to institute and prosecute proceedings to obtain a interlocutory or permanent injunction (without posting any bond) in order to prevent activities in violation of this Agreement and to obtain specific performance and/or money damages for any breach of this Agreement by the Consultant, but nothing herein contained shall be construed to prevent such remedy or combination of remedies as the Company may elect to invoke. The failure of the Company to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof. Consultant recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the Business and goodwill of the Company and its affiliates.

11.	Independent Contractor Status

11.1.	The relationship with the Company created by this Agreement is that of an independent contractor for all purposes, including under the Income Tax Act (Canada) and any similar provincial taxing legislation. Nothing contained in this Agreement shall be regarded or construed as creating any relationship (whether by way of employer/employee, agency, joint venture, association, or partnership) between Consultant/Principal and the Company other than as an independent consultant. Consultant and Principal expressly acknowledge having requested engagement as an independent contractor and not an employee of the Company. Consultant shall be free to determine how the Services are completed and use of time, subject to meeting Company requirements. Consultant further acknowledges that no statutory deductions will be made from Base Fees because Consultant is an independent contractor and that Base Fees paid will not qualify for eligibility for employment insurance benefits. Consultant shall be responsible for deducting and remitting employee amounts and paying employer contributions as applicable all necessary taxes and statutory amounts, including without limitation, HST/GST, income taxes, employment insurance and Canada pension plan contributions, arising from payments of fees to Consultant or remuneration to Principal from such fees and will, on request, provide Company with reasonable proof of same.

11.2.	Consultant will also maintain Workers’ Compensation Board registration in good standing at all times during the term of this Agreement and provide proof of same on request of the Company.

11.3.	Consultant shall indemnify and hold harmless the Company in respect of any liability that the Company may subsequently be determined to be under to any government authority or agency arising out of any alleged failure to make source deductions or employer contributions in respect of the Base Fees paid under this Agreement or in respect of any determination that Principal is an employee of the Company, including all legal fees incurred by Company to consider, defend against or settle any such liability.

12.	Liability of Principal

12.1.	In addition to the express obligations of Principal under this Agreement, Principal agrees to ensure Consultant performs its obligations under this Agreement and to be jointly and severally liable with Consultant for any breach of this Agreement.

13.	Notices

13.1.	Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered personally or sent by facsimile, with delivery confirmed. For greater certainty, the current addresses of the parties are as follows:

If to Company:	Corvus Gold Inc.
#2300-1177 West Hastings,
Vancouver, BC V6E 2K3
Facsimile: (604) 408-7499

If to the Consultant or Principal:	Blue Pegasus Consulting Inc.
824 Gauthier Avenue,
Coquitlam, BC V3K1R9

13.2.	In the event that either party wishes to change its address and contact information for notices under this Agreement, such party shall notify the other party in writing.

14.	Entire Agreement

14.1.	This Agreement, together with the Schedules hereto, and the policies and procedures of the Company in force from time to time, contains the entire Agreement between the Company and the Consultant and supersedes and cancels all previous negotiations, understandings, representations and agreements, whether verbal or written, with respect to the terms and conditions of consulting between the Company and the Consultant. The parties agree that this Agreement may only be modified in writing signed by both parties.

15.	Laws

15.1.	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia. The Company and Consultant agree that, subject to Section 16, if there is any dispute between them arising out of this Agreement, the Company and Consultant agree to submit their dispute to adjudication before the Courts of the Province of British Columbia in the City of Vancouver and the Company and Consultant hereby exclusively and irrevocably attorn to the jurisdiction of the Courts of the Province of British Columbia in the City of Vancouver.

16.	Arbitration

16.1.	If any dispute arises between the parties touching or concerning this Agreement, its construction or effect, or as to the rights, duties and liabilities of the parties hereto, or either of them, or as to any other matter in any way connected with, or arising out of the subject matter of this Agreement, then the dispute shall be submitted for determination to a single arbitrator whose appointment is to be mutually agreed upon, and failing such agreement the single arbitrator shall be appointed by a Justice of the Supreme Court of British Columbia.

16.2.	The arbitrator so chosen shall immediately hear and determine the question in dispute including all questions of fact or law. The arbitrator’s decision shall be final and binding on the parties as to any question submitted to the arbitrator, and the parties shall abide by the decision of the arbitrator. Except as otherwise provided in this Agreement, each party shall bear its own legal and other expenses associated with any arbitration hereunder, and unless otherwise determined by the arbitrator, all other expenses in connection with such arbitration, including the reasonable compensation to the arbitrator, shall be divided equally between the parties.

16.3.	The rules of procedure and evidence and other provisions of The Arbitration Act of the Province of British Columbia, for the time being in force, shall apply to all disputes which may arise between the parties whether during the continuance of this Agreement or upon or after its termination.

17.	Successors and Assigns

17.1.	This Agreement shall not be assignable by either party unless the written consent of the other party has been obtained, except that the Company may assign this Agreement to any affiliate (as defined in the B.C. Business Corporations Act) or successor to substantially all of its undertaking on written notice. This Agreement shall enure to the benefit of and be binding upon the parties hereto, their heirs, executors, administrators, successors and permitted assigns, as may be the case.

18.	Further Acts and Assurances

18.1.	The Company and the Consultant agree that they shall, from time to time, do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry of this Agreement.

19.	Non-Waiver of Rights

19.1.	The parties understand and agree that no failure by the other party to exercise any of that party’s rights, powers or privileges pursuant to this Agreement shall operate as a waiver of the said rights, powers or privileges, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude such party from further exercising any right, power or privilege pursuant to this Agreement.

20.	Gender

20.1.	In this Agreement, all references and expressions which relate to the male gender, if applicable, shall be taken as referring to the female gender.

21.	Recitals

21.1.	The recitals at the beginning of this Agreement shall constitute part of and are terms of this Agreement.

22.	Binding Effect of Agreement

22.1.	The above described terms and conditions are acceptable to the Consultant, and the Consultant has indicated its agreement in the designated space of the copy provided. The Consultant, by signing this Agreement represents and warrants to the Company that:

22.1.1.	The Consultant and Principal are under no contractual or other restriction or obligation, compliance with which:

(i)	would prevent the Consultant from accepting or otherwise limit the Services to the Company; or

(ii)	is inconsistent with the execution of this Agreement, the performance of the Consultant’s obligations under this Agreement, or the rights of the Company under this Agreement;

22.1.2.	the Consultant will not bring to the Company or use in connection with the Services any confidential or proprietary information belonging to another person or entity without first delivering a written release regarding the use of that information from such third-party to the Company; and

22.1.3.	the Consultant and Principal have been afforded a reasonable opportunity to review this Agreement with their own legal counsel prior to executing this Agreement and have either consulted with their own legal counsel or consciously decided not to consult with their own legal counsel, and they knowingly and willingly enter into this Agreement with full knowledge of its meaning and effect.

The Consultant and the Principal understand that by executing this Agreement, they agree to be bound by its terms and conditions and the Consultant and Principal are signing this Agreement freely and voluntarily having had an opportunity to review, understand and seek legal advice as to the meaning and effect of the above provisions.

23.	Severability

23.1.	The parties agree that this Agreement is divisible and separable so that, if any provision, paragraph or subparagraph hereof shall be held to be unreasonable, unlawful or unenforceable, such holding shall not impair the remaining provision, paragraph or subparagraph hereof. In addition, if any provision, paragraph or subparagraph hereof is held to be too broad or unreasonable in duration, geographical scope or character of restriction to be enforced, such provision, paragraph or subparagraph shall be modified to the extent necessary in order that any such provision, paragraph or subparagraph hereof shall be legally enforceable to the fullest extent permitted by law, and the parties hereby expressly authorize any court of competent jurisdiction to enforce any such provision, paragraph, subparagraph or portion thereof to the fullest extent permitted by applicable law.

24.	Reliance by Company

24.1.	The Consultant acknowledges that each of the covenants and representations set forth in this Agreement has been materially relied upon by the Company and each of the covenants and representations contained herein has served as a material inducement for the Company to hire the Consultant and enter into this Agreement. A violation or breach of any of the covenants or representations set forth in this Agreement may result in disciplinary action, including immediate termination of consulting for just cause and without notice of termination or pay in lieu of notice of termination.

25.	Survival

25.1.	Except as otherwise provided in this Agreement, the covenants, obligations and provisions contained in Sections 5, 7, 10, 12, 15 and 16 and any other provisions having effect after termination by their terms shall survive the termination of this Agreement for any cause or reason.

26.	Counterparts

26.1.	This Agreement and any document executed pursuant to this Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one Agreement. A photographic, photostatic, facsimile or similar reproduction of a writing signed by a person, shall be regarded as signed by the person for all purposes of this Agreement.

IN WITNESS WHEREOF Blue Pegasus Consulting Inc. and Peggy Wu have duly executed this Agreement as of the effective date first above written.

BLUE PEGASUS CONSULTING INC.,

Per:	)
Peggy Wu, President	)
)
SIGNED, SEALED and DELIVERED by Peggy Wu in the presence of:	)
)
)
Name	)
)
Address	)	Peggy Wu
)
)
)
Occupation	)
)

IN WITNESS WHEREOF the Company has indicated its agreement by the signature of its duly appointed Officer in that respect as of the effective date first above written.

CORVUS GOLD INC.

Per:
Signing Officer

SCHEDULE "A"

Position

Principal shall serve as Chief Financial Officer to the Company

Reporting To

CEO and the Board of Directors

Services

To provide all services required of the Chief Financial Officer, including but not limited to:

•	Attend board meetings as requested;

•	Hold quarterly audit committee meetings;

•	Work with auditors during quarterly reviews and year-end audits;

•	Ensure timely preparations of financial statements, MD&A, AIF and other filings as applicable;

•	Oversee internal controls of the Company; and

•	Oversee banking and accounting process of the Company

SCHEDULE "B"

AMENDED

Effective Date

January 1, 2018

Consulting Fees

The Consultant shall be paid a fee of $7,500.00 per month plus applicable taxes (currently GST). All fees are to be billed and paid on a monthly basis.

Business Expenses

The Consultant shall be reimbursed by the Company for all reasonable actually and properly incurred by the Consultant in connection with the performance of the Services. For all such expenses, the Consultant shall furnish to the Company statements and vouchers as and when required by the Company.

Regulatory Acceptance

Both parties agree to seek regulatory acceptance, to the extent required to do so.

Blue Pegasus Consulting Inc. and Peggy Wu have duly executed this Amendment as of the effective date first above written.

BLUE PEGASUS CONSULTING INC.

Per:
Peggy Wu, President

The Company has indicated its Amendment by the signature of its duly appointed Officer in that respect as of the effective date first above written.

CORVUS GOLD INC.

Per:
Signing Officer